Exhibit 5.1

LAW FIRM OF FREDERICK M. LEHRER, P. A.

200 North Federal Highway, Suite 200

Boca Raton, Florida 33486

Telephone: (561) 210-8599

Facsimile: (561) 210-8301

Email: flehrer@securitiesattorney1.com

June 1, 2010

Board of Directors

GreenCell, Inc.

2295 South Hiawassee Road, Suite 414

Orlando, Florida 32835

Re: Registration Statement on Form S-1

Gentlemen:

The Law Firm of Frederick M. Lehrer, P. A. (the “Law Firm”) has acted as counsel to GreenCell, Inc. (the “Company”), a Florida corporation, in the preparation on a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on May 27, 2010, covering 3,955,000 shares of the Company’s Common Stock held by 35 selling shareholders (the “Stock”) identified in the Registration Statement.

In so acting, this Law Firm has examined and relied upon such records, documents and other instruments as in this Law Firm’s judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to the Law Firm as originals, and the conformity to original documents of all documents submitted to the Law Firm as certified or photostatic copies. This opinion is based upon the laws of the state of Florida.

Based on the foregoing, this Law firm is of the opinion that:

1. The Stock is duly and validly issued, fully paid and nonassessable.

2. The issuance of the Stock has been duly authorized.

The Law Firm hereby consents to the use of this opinion in the Prospectus discussion of the opinion in and to being named in the “Expert” section of the Registration Statement.

Very truly yours,

The Law Firm of Frederick M. Lehrer, P. A.

/s/ Frederick M. Lehrer
By:	Frederick M. Lehrer, Esquire
Sole Director of The Law Firm of Frederick M. Lehrer, P.A.
For the Firm